Exhibit 99.1

Distribution Solutions Group’s Two-for-One Stock Split

Becomes Effective on August 31, 2023

FORT WORTH, TEXAS, August 31, 2023 - Distribution Solutions Group, Inc. (Nasdaq: DSGR) (“DSG” or the “Company”) announced today that it filed its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) from 35,000,000 to 70,000,000 (the “Share Increase”) and to effect the previously announced two-for-one stock split (the “Stock Split”) of shares of Common Stock. The Share Increase and Stock Split became effective after market close on August 31, 2023. Based on the number of shares of Common Stock outstanding as of August 25, 2023, the record date for the Stock Split, the Company has 46,699,990 shares of Common Stock outstanding on a split-adjusted basis. The shares of Common Stock will begin trading on the Nasdaq Global Select Market on a split-adjusted basis at the start of trading hours on Friday, September 1, 2023, under the existing trading symbol “DSGR”.

About Distribution Solutions Group, Inc.

DSG is a multi-platform specialty distribution company providing high touch, value-added distribution solutions to the maintenance, repair & operations (“MRO”), the original equipment manufacturer and the industrial technologies markets. DSG was formed through the strategic combination of Lawson Products, a leader in MRO distribution of C-parts, Gexpro Services, a leading global supply chain services provider to manufacturing customers, and TestEquity, a leader in electronic test & measurement solutions.

Through its collective businesses, DSG is dedicated to helping customers lower their total cost of operation by increasing productivity and efficiency with the right products, expert technical support and fast, reliable delivery to be a one-stop solution provider. DSG serves approximately 170,000 customers in several diverse end markets supported by approximately 3,800 dedicated employees and strong vendor partnerships. DSG ships from strategically located distribution and service centers to customers in North America, Europe, Asia, South America and the Middle East.

For more information on Distribution Solutions Group please visit www.distributionsolutionsgroup.com.

Contacts

Company Contact:

Distribution Solutions Group, Inc.

Ronald J. Knutson

Executive Vice President, Chief Financial Officer and Treasurer

773-304-5665

Investor Relations Contacts:

Three Part Advisors, LLC

Steven Hooser or Sandy Martin

214-872-2710